December 2009 Preliminary Terms No. 253 Registration Statement No. 333-156423 Dated November 30, 2009 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Currencies

95% Principal Protected Currency-Linked Notes due June 29, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
95% Principal Protected Currency-Linked Notes provide investors with exposure to an individual currency or a basket of currencies and guarantee the return of a substantial percentage of the principal amount if held to maturity. They are for investors who are willing to risk loss of some of their initial investment and forgo market interest rates in exchange for partial principal protection and upside exposure to the underlying currency or basket of currencies.  The return on the notes will be based on the performance of the basket of four currencies relative to the U.S. dollar.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	December , 2009
Original issue date:	December , 2009 (3 business days after the pricing date)
Maturity date:	June 29, 2012
Minimum payment amount:	$950 per note (95% of the stated principal amount)
Interest:	None
Basket:	Basket Currencies	Weighting	Reference Source
	Australian dollar (“AUD”)	25%	Reuters page “WMRSPOT12”
	Brazilian real (“BRL”)	25%	Reuters page “BRFR”
	Russian ruble (“RUB”)	25%	Reuters page “EMTA”
	South African rand (“ZAR”)	25%	Reuters page “ECB37”
Payment at maturity:
If the basket appreciates relative to the U.S. dollar (i.e. the basket performance is positive):
$1,000 + supplemental redemption amount
If the basket depreciates or does not appreciate relative to the U.S. dollar (i.e. the basket performance is zero or negative):
$1,000 + ($1,000  x   basket performance), subject to the minimum payment amount
If the basket depreciates, the basket performance will be negative and the payment at maturity will be less than the stated principal amount of $1,000 per note by an amount that is proportionate to the percentage depreciation of the basket.  However, under no circumstances will the payment at maturity be less than the minimum payment amount of $950 per note.

Supplemental redemption amount:	$1,000 times the basket performance times the participation rate.
Basket performance:	Sum of the currency performance values of each of the basket currencies
Participation rate:	115% to 135%. The participation rate will be determined on the pricing date.
Currency performance:
With respect to AUD:
(final exchange rate / initial exchange rate) – 1
With respect to BRL, RUB and ZAR:
(initial exchange rate / final exchange rate) – 1
Under the terms of the notes, a positive currency performance means the basket currency has appreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has depreciated relative to the U.S. dollar.

Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of such basket currency as represented by the following formula: currency performance x weighting
Initial exchange rate:	The exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
With respect to AUD:  the rate for conversion of U.S. dollars into one unit of such basket currency, as determined by reference to the applicable reference source described herein.
With respect to BRL, RUB and ZAR:  the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.

Valuation date:	June 20, 2012
CUSIP / ISIN:	617482JP0 / US617482JP00
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated, a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per Note	100%	2.25%	97.75%
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 8 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC, and their financial advisors will receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of 2.25% for each note they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for partially capital protected currency-linked notes.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Partially Capital Protected Currency-Linked Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP:  MSPRB1208008

95% Principal Protected Currency-Linked Notes due June 29, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Investment Overview

The 95% Principal Protected Currency-Linked Notes due June 29, 2012 (the “notes”), provide investors with an opportunity to gain leveraged upside exposure to a basket of four currencies relative to the U.S. dollar, while maintaining 1:1 downside exposure to any depreciation of the basket, subject to the minimum payment amount at maturity of $950 per note.

If, at maturity, the weighted basket of four currencies (the “basket”) has appreciated as a whole relative to the U.S. dollar, the investment will return $1,000 plus 115% to 135% of the amount of such appreciation (e.g. a 10% appreciation will return 100% of principal plus a supplemental redemption amount equal to 11.5% to 13.5% of principal, for a total return of 111.5% to 113.5% of the stated principal amount).  If, at maturity, the basket has depreciated, the payment per note will be less than the $1,000 principal amount of notes by an amount proportionate to the depreciation of the basket, subject to the minimum payment amount of $950 per note.  The notes do not pay interest, and all payments on the notes, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.

Maturity:	2.5 years
Principal protection at maturity:	95%
Payment at maturity:	(i)	If the basket performance is positive, Þ $1,000 + leveraged upside
	(ii)	If the basket performance negative Þ 1:1 downside based on the performance of the basket, subject to the minimum payment amount of $950.

Note:  If the basket performance is negative (i.e.  the basket depreciates relative to the U.S. dollar), the payment at maturity will be less than the stated principal amount of $1,000 per note.  If the basket performance is zero, you will receive the stated principal amount of $1,000 per note at maturity.

Basket Overview

Basket Currency	Weighting	Quotation Convention
Australian dollar (“AUD”)	25%	units of AUD / 1 USD
Brazilian real (“BRL”)	25%	units of BRL / 1 USD
Russian ruble (“RUB”)	25%	units of RUB/ 1 USD
South African rand (“ZAR”)	25%	units of ZAR / 1 USD

Basket Historical Performance January 1, 2004 to November 24, 2009

The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period.  The graph does not attempt to show your expected return on an investment in the notes at maturity. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether increases in the value of any of the basket currencies will be offset by decreases in the value of other basket currencies, based on their historical performance.

December 2009	Page 2

95% Principal Protected Currency-Linked Notes due June 29, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The basket performance represents the combined performance of the basket currencies relative to the U.S. dollar as expressed by the exchange rates of the basket currencies from the pricing date to the valuation date.

▪
In the case of the Australian dollar, exchange rates are expressed as the number of U.S. dollars per unit of the relevant basket currency.  As a result, an increase in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that one (1) unit of the relevant basket currency can purchase more U.S. dollars on the valuation date than it did on the pricing date.  Viewed another way, it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  In the example below, the Australian dollar has strengthened relative to the U.S. dollar by 10%:

Pricing Date (# USD / 1 AUD)	Valuation Date (#USD / 1 AUD)
0.91690	1.00859

▪
Conversely, a decrease in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that one (1) unit of the relevant basket currency can purchase fewer U.S. dollars on the valuation date than it did on the pricing date.  Viewed another way, it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  In the example below, the Australian dollar has weakened relative to the U.S. dollar by 10%:

Pricing Date (# USD / 1 AUD)	Valuation Date (#USD / 1 AUD)
0.91690	0.82521

▪
In the case of the Brazilian real, the Russian ruble and the South African rand , exchange rates are expressed as the number of units of that currency per one U.S. dollar.  As a result, a decrease in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one (1) unit of the relevant basket currency can purchase more U.S. dollars on the valuation date than it did on the pricing date.  In the example below, the Brazilian real has strengthened relative to the U.S. dollar by 10%:

Pricing Date (# BRL / 1 USD)	Valuation Date (# BRL / 1 USD)
1.73150	1.57409

▪
Conversely, an increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one (1) unit of the relevant basket currency can purchase fewer U.S. dollars on the valuation date than it did on the pricing date.  In the example below, the Brazilian real has weakened relative to the U.S. dollar by 10%:

Pricing Date (# BRL / 1 USD)	Valuation Date (# BRL / 1 USD)
1.73150	1.92389

Actual exchange rates on the pricing date and valuation date will vary from those used in the examples above.

December 2009	Page 3

95% Principal Protected Currency-Linked Notes due June 29, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Key Benefits

Exposure to currencies is a component of asset class diversification.  Investors who believe they have underweight exposure to the foreign currencies in the basket, overweight exposure to the U.S. dollar, or those concerned about the risks associated with investing directly in currencies can use the notes to gain exposure to the basket currencies while protecting 95% of principal at maturity.

Leverage Performance	▪	Uncapped 115% to 135% upside participation in any basket appreciation.
Protect Principal	▪	95% principal protection at maturity regardless of the performance of the basket
Access	▪	Exposure to a basket of four currencies valued relative to the U.S. dollar
	▪	Diversification of underlying asset class exposure
Best Case Scenario	▪	The basket appreciates and the notes return par plus 115% to 135% uncapped upside participation in the appreciation of the basket.
Worst Case Scenario	▪
The basket depreciates and the notes redeem for less than the $1,000 stated principal amount by an amount proportionate to the depreciation of the basket as a whole, subject to the minimum payment amount of $950 per note (95% of the stated principal amount).

Summary of Key Risks (see page 12)

▪	The notes do not pay interest and provide a minimum payment amount of only 95% of principal.

▪	No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.

▪	The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes.

▪	Currency exchange risk.

▪	Government intervention could materially and adversely affect the value of the notes.

▪	The recent global financial crisis may heighten currency exchange risks.

▪	Many unpredictable factors will affect the value of the notes.

▪	Even though the basket currencies trade around-the-clock, the notes will not.

▪	Changes in the value of one or more of the basket currencies may offset each other.

▪	Consisting primarily of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Economic interests of the calculation agent may be potentially adverse to the investors.

▪	Issuer’s credit ratings may affect the market value of the notes.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies.

December 2009	Page 4

95% Principal Protected Currency-Linked Notes due June 29, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment amount at maturity of only 95% of principal and have the terms described in these preliminary terms, as supplemented by the accompanying prospectus supplement for partially capital protected currency-linked notes and the prospectus.  At maturity, an investor will receive for each stated principal amount of notes that the investor holds, an amount in cash that may be more, equal to or less than the stated principal amount based on the performance of the basket as a whole.  The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
December , 2009	December , 2009 (3 business days after the pricing date)	June 29, 2012
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Basket:	Basket Currencies	Weighting
	Australian dollar (“AUD”)	25%
	Brazilian real (“BRL”)	25%
	Russian ruble (“RUB”)	25%
	South African rand (“ZAR”)	25%
Issue price:	$1,000 per note (see “Syndicate Information” on page 8)
Stated principal amount:	$1,000 per note
Interest:	None
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof
Minimum payment amount:	$950 per note (95% of the stated principal amount)
Payment at maturity:
The following payment at maturity calculation supersedes in its entirety the applicable calculation in “Payment at Maturity” in the accompanying prospectus supplement for partially capital protected  currency-linked notes:
If the basket appreciates relative to the U.S. dollar (i.e. the basket performance is positive):
$1,000 + supplemental redemption amount
If the basket depreciates or does not appreciate relative to the U.S. dollar (i.e. the basket performance is zero or negative):
$1,000 + ($1,000  x   basket performance), subject to the minimum payment amount
If the basket depreciates, the basket performance will be negative and the payment at maturity will be less than the stated principal amount of $1,000 per note by an amount that is proportionate to the percentage depreciation of the basket.  However, under no circumstances will the payment at maturity be less than the minimum payment amount of $950 per note.

Supplemental redemption amount:	$1,000 times the basket performance times the participation rate.
Basket performance:	Sum of the currency performance values of each of the basket currencies.

A depreciation of one or more basket currencies will partially or wholly offset any appreciation in any of the other basket currencies such that the basket performance as a whole may be less than zero, in which case you will lose some of your investment.
Please see “Hypothetical Payout on the Notes” starting on page 9 for full examples of how to calculate the basket performance at maturity.

Currency performance:
With respect to AUD:
(final exchange rate / initial exchange rate) – 1
With respect to BRL, RUB and ZAR:
(initial exchange rate / final exchange rate) – 1
Under the terms of the notes, a positive currency performance means the basket currency has appreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has depreciated relative to the U.S. dollar.

Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of such basket currency as represented by the following formula: currency performance x weighting
Participation rate:	115% to 135%. The participation rate will be determined on the pricing date.
Initial exchange rate:	The exchange rate as posted on the applicable reference source on the pricing date
Final exchange rate:	The exchange rate as posted on the applicable reference source on the valuation date

For a description of how the final exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” under “Description of Partially Capital Protected Currency-Linked Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement.

Risk Factors:	Please see “Risk Factors” beginning on page 12.

December 2009	Page 5

95% Principal Protected Currency-Linked Notes due June 29, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Exchange rate:
With respect to AUD:  the rate for conversion of U.S. dollars into one unit of such basket currency, as determined by reference to the applicable reference source described herein.

With respect to BRL, RUB and ZAR:  the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.

If any basket currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such basket currency after the pricing date and prior to the valuation date, the calculation agent, in its sole discretion, will determine the final exchange rate (or make such adjustment to the initial exchange rate) on the valuation date, in accordance with legal requirements and market practice.

Reference Source:	Basket Currencies	Reference Source
	AUD	Reuters page “WMRSPOT12”
	BRL	Reuters page “BRFR”
	RUB	Reuters page “EMTA”
	ZAR	Reuters page “ECB37”
Valuation date:	June 20, 2012
Capital protected notes:
All references to “capital protected” in the accompanying prospectus supplement for partially capital protected currency-linked notes shall be deemed to refer to “principal protected” when read in conjunction with these preliminary terms.

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482JP0
ISIN:	US617482JP00
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
Although the matter is not free from doubt, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on November 24, 2009, the “comparable yield” would be a rate of 2.5265% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,064.7796 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2009	$0.0702	$0.0702
January 1, 2010 through June 30, 2010	$12.6334	$12.7036
July 1, 2010 through December 31, 2010	$12.7930	$25.4966
January 1, 2011 through June 30, 2011	$12.9546	$38.4512
July 1, 2011 through December 31, 2011	$13.1182	$51.5694
January 1, 2012 through the Maturity Date	$13.2102	$64.7796

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

December 2009	Page 6

95% Principal Protected Currency-Linked Notes due June 29, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollar
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the basket currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect the exchange rate for the basket currencies, and, therefore, the exchange rate that must prevail with respect to the basket currencies on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including Morgan Stanley & Co. Incorporated (“MS & Co.”), may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

December 2009	Page 7

95% Principal Protected Currency-Linked Notes due June 29, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100.00%	2.25%	<$1MM
99.625%	1.875%	≥$1MM and <$3MM
99.438%	1.688%	≥$3MM and <$5MM
99.25%	1.50%	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for partially capital protected currency-linked notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

December 2009	Page 8

95% Principal Protected Currency-Linked Notes due June 29, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Hypothetical Payout on the Notes

Presented below are three full examples showing how to calculate the payment at maturity.

The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.  Currency exchange rates or basket performances used in the examples below are hypothetical and do not reflect actual exchange rates or basket performances.

Example 1:  The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
AUD	25%	0.91690	1.00859	10%
BRL	25%	1.73150	1.57409	10%
RUB	25%	28.81300	26.19364	10%
ZAR	25%	7.45570	6.77791	10%

Basket performance = Sum of currency performance values
[(Final AUD exchange rate / Initial AUD exchange rate) – 1]  x  25%, plus
[(Initial BRL exchange rate / Final BRL exchange rate) – 1]  x  25%, plus
[(Initial RUB exchange rate / Final RUB exchange rate) – 1]  x  25%, plus
[(Initial ZAR exchange rate / Final ZAR exchange rate) – 1]  x  25%

So, using the hypothetical exchange rates above:

[(1.00859 / 0.91690) - 1] x 25% = 2.50%, plus
[(1.73150 / 1.57409) - 1] x 25% = 2.50%, plus
[(28.81300 / 26.19364) - 1] x 25% = 2.50%, plus
[(7.45570/ 6.77791) - 1] x 25% = 2.50%

Hypothetical basket performance =	10%
Payment at maturity =	$1,000 + supplemental redemption amount
Hypothetical participation rate =	125%
Supplemental redemption amount =	$1,000 x basket performance x participation rate
=	$1,000 x 10% x 125% = $125
Because the basket performance is greater than zero, investors will receive a supplemental redemption amount.  Therefore, the total payment at maturity per note will be $1,125, which is the sum of the $1,000 stated principal amount and the supplemental redemption amount of $125.

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95% Principal Protected Currency-Linked Notes due June 29, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Example 2:  The basket performance is negative.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
AUD	25%	0.91690	0.82521	-10%
BRL	25%	1.73150	1.57409	10%
RUB	25%	28.81300	36.01625	-20%
ZAR	25%	7.45570	6.77791	10%

Basket performance = Sum of currency performance values
[(Final AUD exchange rate / Initial AUD exchange rate) – 1]  x  25%, plus
[(Initial BRL exchange rate / Final BRL exchange rate) – 1]  x  25%, plus
[(Initial RUB exchange rate / Final RUB exchange rate) – 1]  x  25%, plus
[(Initial ZAR exchange rate / Final ZAR exchange rate) – 1]  x  25%

So, using the hypothetical exchange rates above:

[(0.82521 / 0.91690) - 1] x 25% = – 2.50%, plus
[(1.73150 / 1.57409) - 1] x 25% = 2.50%, plus
[(28.81300 / 36.01625) - 1] x 25% = –5.00%, plus
[(7.45570 / 6.77791) - 1] x 25% = 2.50%

Hypothetical basket performance =     – 2.50%
Payment at maturity =	$1,000 + ($1,000 x basket performance); subject to the minimum payment amount of $950
=	$1,000 + ($1,000 x (– 2.50%))
=	$1,000 + (-$25)
=	$975

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the notes as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In this example, the appreciation of the Brazilian real and the South African rand, is more than offset by the depreciation of the Australian dollar and the Russian ruble.

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95% Principal Protected Currency-Linked Notes due June 29, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Example 3: The basket performance is significantly less than zero

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
AUD	25%	0.91690	0.91690	0%
BRL	25%	1.73150	1.57409	10%
RUB	25%	28.81300	41.16143	-30%
ZAR	25%	7.45570	8.47239	-12%

Basket performance = Sum of currency performance values
[(Final AUD exchange rate / Initial AUD exchange rate) – 1]  x  25%, plus
[(Initial BRL exchange rate / Final BRL exchange rate) – 1]  x  25%, plus
[(Initial RUB exchange rate / Final RUB exchange rate) – 1]  x  25%, plus
[(Initial ZAR exchange rate / Final ZAR exchange rate) – 1]  x  25%

So, using the hypothetical exchange rates above:

[(0.91690 / 0.91690) - 1] x 25% = 0.00%, plus
[(1.73150 / 1.57409) - 1] x 25% = 2.50%, plus
[(28.81300 / 41.16143) - 1] x 25% = – 7.50%, plus
[(7.45570 / 8.47239) - 1] x 25% = – 3.00%

Hypothetical basket performance    = – 8%
Payment at maturity =	$1,000 + ($1,000 x basket performance); subject to the minimum payment amount of $950
=	$1,000 + ($1,000 x (– 8%))
=	$1,000 + (-$80)
=	The minimum payment amount of $950
In this example, since $920 is less than the minimum payment amount of $950, the investor will receive the minimum payment amount.

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95% Principal Protected Currency-Linked Notes due June 29, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult your own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
The notes do not pay interest and provide a minimum payment amount of only 95% of principal.  The terms of the notes differ from those of ordinary debt securities in that the notes do not pay interest and provide for a minimum payment amount of only 95% of the principal at maturity.  If the basket as a whole has depreciated, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each note by an amount proportionate to the decrease in the value of the basket, subject to the minimum payment amount of $950 per note (95% of the stated principal amount).

▪
No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.  The terms of the notes differ from ordinary debt securities in that no periodic interest will be paid.  The overall return on your investment in the notes may be less than the amount that would be paid on a conventional debt security of comparable maturity issued by us.  The payment of the supplemental redemption amount, if any, and the return of the stated principal amount of the notes at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to Morgan Stanley’s credit risk and to changes in the market's view of Morgan Stanley’s creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
Currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.  Exchange rate movements for a particular currency against the U.S. dollar are volatile and are the result of numerous factors specific to that country and the United States including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the U.S. and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

▪
Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

▪
The recent global financial crisis may heighten currency exchange risks.  In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the basket currencies relative to the U.S. dollar.  For example, the Russian Central Bank devalued the ruble several times at the end of 2008 in response to economic and market conditions, primarily significant decreases in the price of oil.  Further

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95% Principal Protected Currency-Linked Notes due June 29, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity. The basket of currencies has been very volatile in recent periods and we can give no assurance that this volatility will not continue in the future. See the historical graph under “Basket Overview” and “Historical Information”.

▪
Many unpredictable factors will affect the value of the notes.  These include: (i) exchange rates of the basket currencies; (ii) interest rate levels; (iii) volatility of the basket currencies; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments of the related basket currencies and the U.S.; and (viii) any actual or anticipated changes in our credit ratings or credit spreads.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

▪
Even though the basket currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying basket currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

▪
Changes in the value of one or more of the basket currencies may offset each other. A decrease in the value of one or more of the basket currencies may wholly or partially offset any increase in the value of the other basket currencies.

▪
Consisting primarily of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations. The notes are linked to the performance of a basket consisting primarily of emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the basket of currencies as the basket consists primarily of currencies of less developed and less stable economies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the notes.  For special risks related to the basket currencies, please see the relevant descriptions under “Annex I––Certain Additional Currency Exchange Rate Risks” in the accompanying prospectus supplement.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes as well as the cost of hedging its obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co. as a result of dealer discounts, mark-ups or other transaction costs.

▪
Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may adversely affect the payment to you at maturity.

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies. Affiliates of the issuer will carry out hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  Affiliates of the issuer also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of

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95% Principal Protected Currency-Linked Notes due June 29, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the value of the basket currencies and, as a result, could increase the value against the U.S. dollar at which the basket currencies must close on the valuation date before you receive a payment at maturity that exceeds the stated principal amount of the notes.

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95% Principal Protected Currency-Linked Notes due June 29, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2004 through November 24, 2009.  The related graphs set forth exchange rates of each basket currency relative to the U.S. dollar for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.

AUD (# USD / 1 AUD)	High	Low	Period End
2004
First Quarter	0.7985	0.7336	0.7667
Second Quarter	0.7668	0.6824	0.6993
Third Quarter	0.7323	0.6885	0.7277
Fourth Quarter	0.7917	0.7216	0.7803
2005
First Quarter	0.7984	0.7553	0.7729
Second Quarter	0.7813	0.7495	0.7624
Third Quarter	0.7750	0.7393	0.7620
Fourth Quarter	0.7636	0.7242	0.7328
2006
First Quarter	0.7582	0.7049	0.7164
Second Quarter	0.7758	0.7158	0.7421
Third Quarter	0.7711	0.7419	0.7461
Fourth Quarter	0.7910	0.7421	0.7885
2007
First Quarter	0.8099	0.7704	0.8086
Second Quarter	0.8494	0.8132	0.8494
Third Quarter	0.8879	0.7912	0.8879
Fourth Quarter	0.9341	0.8573	0.8751
2008
First Quarter	0.9490	0.8613	0.9131
Second Quarter	0.9629	0.9072	0.9585
Third Quarter	0.9793	0.7907	0.7924
Fourth Quarter	0.7874	0.6013	0.7026
2009
First Quarter	0.7233	0.6300	0.6913
Second Quarter	0.8209	0.6966	0.8064
Third Quarter	0.8828	0.7786	0.8828
Fourth Quarter (through November 24, 2009)	0.9369	0.8652	0.9169

Australian dollar January 1, 2004 to November 24, 2009 (expressed as units of USD per 1 AUD)

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95% Principal Protected Currency-Linked Notes due June 29, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

BRL (# BRL / 1 USD)	High	Low	Period End
2004
First Quarter	2.9645	2.7820	2.8953
Second Quarter	3.2118	2.8755	3.0850
Third Quarter	3.0782	2.8505	2.8608
Fourth Quarter	2.8800	2.6530	2.6560
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter	2.2737	1.9231	1.9518
Third Quarter	2.0092	1.7670	1.7670
Fourth Quarter (through November 24, 2009)	1.7866	1.6989	1.7315

Brazilian real January 1, 2004 to November 24, 2009 (expressed as units of BRL per 1 USD)

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95% Principal Protected Currency-Linked Notes due June 29, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

RUB (# RUB / 1 USD)	High	Low	Period End
2004
First Quarter	29.2425	28.4375	28.5190
Second Quarter	29.0825	28.5075	29.0697
Third Quarter	29.2755	28.9900	29.2229
Fourth Quarter	29.2210	27.7200	27.7200
2005
First Quarter	28.1950	27.4487	27.8621
Second Quarter	28.6800	27.7080	28.6300
Third Quarter	28.8312	28.1600	28.4977
Fourth Quarter	28.9814	28.4295	28.7414
2006
First Quarter	28.7414	27.6651	27.7049
Second Quarter	27.7165	26.7316	26.8455
Third Quarter	27.0500	26.6726	26.7958
Fourth Quarter	26.9797	26.1704	26.3255
2007
First Quarter	26.5990	25.9736	25.9860
Second Quarter	26.0426	25.6854	25.7449
Third Quarter	25.8902	24.8588	24.8588
Fourth Quarter	25.0505	24.2850	24.6006
2008
First Quarter	24.7859	23.4511	23.4929
Second Quarter	23.8930	23.3179	23.4446
Third Quarter	25.7442	23.1577	25.6439
Fourth Quarter	29.5807	25.7333	29.4027
2009
First Quarter	36.3701	29.1475	33.9540
Second Quarter	34.1815	30.5471	31.1527
Third Quarter	32.7668	29.9966	30.0154
Fourth Quarter (through November 24, 2009)	30.1600	28.6880	28.8130

Russian ruble January 1, 2004 to November 24, 2009 (expressed as units of RUB per 1 USD)

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95% Principal Protected Currency-Linked Notes due June 29, 2012
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ZAR (# ZAR / 1 USD)	High	Low	Period End
2004
First Quarter	7.3850	6.2925	6.2925
Second Quarter	7.0350	6.1362	6.1362
Third Quarter	6.7463	5.9290	6.4534
Fourth Quarter	6.6075	5.6175	5.6650
2005
First Quarter	6.3600	5.6537	6.2395
Second Quarter	6.9200	5.9462	6.6495
Third Quarter	6.8650	6.2550	6.3700
Fourth Quarter	6.7830	6.2815	6.3288
2006
First Quarter	6.3547	5.9590	6.1765
Second Quarter	7.4267	5.9606	7.1739
Third Quarter	7.7837	6.7325	7.7837
Fourth Quarter	7.8787	6.9362	7.0060
2007
First Quarter	7.5035	7.0045	7.2638
Second Quarter	7.2850	6.8885	7.0430
Third Quarter	7.4750	6.8210	6.8698
Fourth Quarter	7.0629	6.4986	6.8625
2008
First Quarter	8.1725	6.7362	8.0905
Second Quarter	8.1475	7.4740	7.8194
Third Quarter	8.3456	7.2200	8.2865
Fourth Quarter	11.5650	8.2415	9.5250
2009
First Quarter	10.6448	9.2950	9.5026
Second Quarter	9.3604	7.7140	7.7140
Third Quarter	8.2622	7.3162	7.5097
Fourth Quarter (through November 24, 2009)	7.9653	7.2365	7.4557

South African rand January 1, 2004 to November 24, 2009 (expressed as units of ZAR per 1 USD)

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